Exhibit 10.1
RELEASE
     WHEREAS, Larence Park (“Executive”) was an employee of eFunds Corporation, a Delaware corporation (the “Company”);
     WHEREAS, Executive’s employment with the Company was terminated effective as of June 30, 2006 (the “Separation Date”);
     WHEREAS, Executive and the Company have previously entered into that certain Transition Agreement, dated as of May 19, 2006 (the “Transition Agreement”), pursuant to which the Company has agreed to make certain payments to Executive following the termination of his employment;
     WHEREAS, capitalized terms used without definition herein shall have the meanings assigned to such terms in the Transition Agreement; and
     WHEREAS, it is a condition to the Company’s obligation to make the payments provided for in the Transition Agreement that Executive execute, deliver and not rescind this Release.
     NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, Executive and the Company hereby agree as follows:
     1. Release.
          (a) As consideration for the promises of the Company contained in the Transition Agreement, Executive, for himself and his successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by Executive (collectively, “Claims”) which he has or may have against the Company and any company controlling, controlled by or under common control with the Company (collectively with the Company, the “Controlled Group”) and their respective predecessors, successors and assigns and all officers, directors, shareholders, employees and agents of those persons and companies (“the Released Parties”) arising out of or related to any actions, conduct, promises, statements, decisions or events occurring prior to or on the Separation Date (the “Released Matters”), including, without limitation, any Claims based on or arising out of Executive’s employment with the Controlled Group and the cessation of that employment; provided, however, that this Release shall not operate to relieve the members of the Controlled Group of any obligation to indemnify Executive against any Claims brought against Executive by any third party by reason of Executive’s status as an officer or employee of the Controlled Group; and, provided, further, that this Release shall not operate to release any claim Executive may have against the members of the Controlled Group in his capacity as a former shareholder of WildCard or as a Shareholder Representative under the Merger Agreement; and, provided, further, that if the Company should hereinafter assert any cause of action against Executive in any court or before any arbitrator (other than in his capacity as a former shareholder of WildCard or as a Shareholder Representative under the Merger Agreement), this Release shall be rescinded and thereafter be wholly null and void. So long as this Release remains effective as against Executive, Executive agrees that he will not, and will cause his affiliates not to, institute any legal proceedings against the Released Parties in respect of any Claim nor will he authorize any other party, whether governmental or otherwise, to seek individual remedies on his behalf with respect to any Claim. The Company agrees that, by signing this Release, Executive is not waiving any Claim (together with the claims retained by Executive pursuant to the foregoing provisos, “Retained Claims”) arising after the Separation Date or under the Transition Agreement.
          (b) Executive’s release of Claims is intended to extend to and include Claims of any kind arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Delaware Discrimination in Employment Act, Del. Code Ann. Tit. 19, §§ 710-

718, the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann. Tit. 19, §§ 720-728, the Arizona Civil Rights Act, Ariz. Rev. Stat. §§ 41-1401 et seq, the Arizona Equal Pay Act, Ariz. Rev. Stat. §§ 23-340-341 the Florida Civil Rights Act, Florida Statutes Sections 760.01 to 760.11, the Florida Equal Rights Law, Florida Statutes Section 725.07 and any other federal, state or local constitution statute, regulation Executive Order or ordinance prohibiting employment discrimination or otherwise relating to employment, as well as any claim for breach of contract (other than a Retained Claim), wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.
          (c) Nothing in the Transition Agreement or this Release shall be construed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Opportunity Commission or from participating in or cooperating with any investigation conducted by the Equal Opportunity Commission.
          (d) Executive has been informed of Executive’s right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing the Company of Executive’s intent to revoke this Agreement within seven (7) calendar days following the execution of this Release by Executive. Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:
eFunds Corporation
Gainey Center II
8501 N. Scottsdale Road
Suite 300
Scottsdale, AZ 85253
Attention: General Counsel
The Company and Executive agree that if Executive exercises Executive’s right of rescission under this Section (c), the Company’s obligations under subsection 1(b) of the Transition Agreement shall be null and void.
     2. Miscellaneous.
          (a) Executive may not assign or delegate any of Executive’s rights or obligations in respect of this Release and any attempted assignment or delegation shall be void and of no effect. This Release is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns. This Release is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.
          (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Release shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Release on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.
          (c) Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release.
          (d) This Release may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and Executive have hereunto set their hands to this Release as of the dates set forth below.

eFUNDS CORPORATION

Dated: July 12, 2006	By:	/s/ Steven F. Coleman
	Its	EVP & General Counsel

Dated: July 8, 2006	/s/ Larence Park
Larence Park

STATE OF Florida)
County of Broward)
Subscribed and sworn before me
this 8th day of July, 2006

/s/ C. Christian Sautter Notary Public, State of	seal
My Commission expires: